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                         CONSENT OF INDEPENDENT AUDITORS


                                                                    EXHIBIT 23.1


The Board of Directors
of CIBER, Inc:

We consent to incorporation by reference in the registration statement on Form S-8 of CIBER, Inc. of our report dated February 8, 2001, relating to the consolidated balance sheets of CIBER, Inc. and subsidiaries as of June 30, 1999, December 31, 1999 and 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the two-year period ended June 30, 1999, the six-month period ended December 31, 1999 and the year ended December 31, 2000, which report appears in the December 31, 2000 Annual Report on Form 10-K of CIBER, Inc.


                                        /s/ KPMG LLP

                                        KPMG LLP


Denver, Colorado
May 18, 2001